Exhibit 10.2

FIRST AMENDMENT TO THE

PARK STERLING BANK

DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT (the “Amendment”) is adopted effective as of the 16th day of June, 2016, by Park Sterling Bank located in Charlotte, North Carolina (the “Bank).

The Bank implemented a Deferred Compensation Plan effective December 19, 2012 (the “Plan”) to allow certain employees and directors of the Bank to defer their compensation in accordance with Internal Revenue Code Section 409A. The Bank now wishes to amend the Plan to incorporate certain election timing procedures for deferrals of compensation which meets the definition of Performance Based Compensation provided by the regulations implementing Internal Revenue Code Section 409A and to make certain other changes, as described herein.

NOW, THEREFORE, the Company adopts the following amendments to the Plan:

Section 1.7 of the Plan shall be deleted in its entirety and replaced by the following:

1.7     “Bonus” means the cash bonus, if any, awarded to the Participant for services performed for the Bank during the Plan Year. For purposes of clarity, a Participant’s Bonus may be considered Performance-Based Compensation.

Section 1.16 of the Plan shall be deleted in its entirety and replaced by the following:

1.16     “Deferrals” means the amount of Base Salary, Bonus (including Bonuses that qualify as Performance-Based Compensation), and/or Fees a Participant elects to defer according to the terms of this Plan.

The following Section 1.26a shall be added to the Plan immediately following Section 1.26:

1.26a     “Performance-Based Compensation” shall mean compensation the amount of which or entitlement to is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Administrator in accordance with Treas. Reg. §1.409A-1(e).

Section 3.1 of the Plan shall be deleted in its entirety and replaced by the following:

3.1     Elections Generally. Each Participant may annually file a Deferral Election Form with the Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the Base Salary, Bonus or Fees to be deferred will be performed. Notwithstanding the foregoing and solely with respect to Deferrals that qualify as Performance-Based Compensation, each Participant may file a Deferral Election Form with the Administrator no later than six months prior to the end of the performance period over which the Performance Based Compensation to be deferred may be earned, according to the terms of Treas. Reg. §1.409A-2(a)(8).

Section 3.2 of the Plan shall be deleted in its entirety and replaced by the following:

3.2     Initial Election. After being notified by the Administrator of becoming eligible to participant in this Plan, each Participant may make an initial deferral election by delivering to the Administrator a signed Deferral Election Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Base Salary, Bonus (which may include any Bonuses that qualify as Performance-Based Compensation) and/or Fees to be deferred. However, if the Participant was eligible to participate in any other account balance plans (as referenced in Code Section 409A) sponsored by the Bank or any other entity that would be, together with the Bank, be considered a “service recipient” as described in Treas. Reg. §1.409A-1(g), the initial election to defer under this Plan shall not be effective until the Plan Year following the Plan Year in which the Participant became eligible to participate in this Plan. Any initial election with respect to Deferrals shall be made in accordance with the requirements and be with respect to such amounts as permitted pursuant to Treas. Reg. §1.409A-2.

Section 3.3 of the Plan shall be deleted in its entirety and replaced by the following:

3.3     Election Changes. With respect to Deferrals other than Deferrals of Performance-Based Compensation, the Participant may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Bank. With respect to Deferrals of Performance-Based Compensation, the Participant may modify the amount of Deferrals according to the rules set forth in Section 3.1 and Treas. Reg. §1.409A-2(a)(8). Any changes to an In Service Distribution election must comply with the restrictions described in Section 5.16.

Section 5.15 of the Plan shall be deleted in its entirety and replaced by the following:

5.15     Code Section 280G Provisions. Notwithstanding any other provision in this Plan to the contrary, any payment or benefit received or to be received by a Participant in connection with a “change in ownership or control” (as such term is defined under Section 280G of the Code — a “Corporate Transaction”) or the termination of employment (whether payable under this Plan or any other plan, arrangement or agreement with the Bank or its subsidiaries and affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the provisions of this Section 5.15 are applicable shall be determined as set forth below.

(a)     The “net after-tax benefit” shall mean (i) the Payments (as defined in this Section 5.15) which the Participant receives or is then entitled to receive from the Bank or a subsidiary or affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)     All determinations under this Section 5.15 will be made by an accounting firm or law firm that is selected for this purpose by the Bank prior to a Corporate Transaction (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Bank.  The Bank will direct the 280G Firm to submit any determination it makes under this Section 5.15 and detailed supporting calculations to both the Participant and the Bank as soon as reasonably practicable.

(c)     If the 280G Firm determines that one or more reductions are required under this Section 5.15, the 280G Firm shall also determine which Payments shall be reduced (first from non-cash benefits and then from cash payments) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Bank shall pay such reduced amount to the Participant.  The 280G Firm shall make reductions required under this Section 5.15 in a manner that maximizes the net after-tax amount payable to the Participant.

(d)     As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this provision, it is possible that amounts will have been paid or distributed to the Particpant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Bank or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment amount promptly to the Bank, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Bank unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Bank of that determination, and the Underpayment amount will be paid to the Participant promptly by the Bank.

(e)     The Participant will provide the 280G Firm access to, and copies of, any books, records and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.15.

Section 7.6 of the Plan shall be deleted in its entirety and replaced by the following:

7.6     Termination of Participation. If the Administrator determines in good faith that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit the Participant from future participation in the Plan and such Participant’s participation in the Plan shall cease in accordance at such a time and in such a manner as is compliant with Code Section 409A.

IN WITNESS WHEREOF, a representative of the Bank has executed this Amendment as indicated below and as of the date above:

Company:

By: James C. Cherry

Its: Chief Executive Officer